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                                                                    EXHIBIT 5.1


                                December 2, 2003


ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139-4234


Ladies and Gentlemen:

     We have acted as counsel to ARIAD Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of (i) a Registration Statement on Form S-3, Registration No. 333-106788, as amended (the "Initial Registration Statement"), and (ii) a second Registration Statement on Form S-3 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "462(b) Registration Statement," and together with the Initial Registration Statement, the "Registration Statements"). This opinion is being rendered to you in connection with the filing of the 462(b) Registration Statement, pursuant to which the Company is registering 113,489 of its shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"). All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statements.

     In connection with this opinion, we have examined the Company's Restated Certificate of Incorporation and Restated By-Laws, both as amended and currently in effect; the minutes of all pertinent meetings of stockholders and directors of the Company relating to the Registration Statements and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued and delivered by the Company against payment therefore, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock.

     Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported



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judicial decisions interpreting the laws) and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

     We understand that you wish to file this opinion as an exhibit to the 462(b) Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the 462(b) Registration Statement.


                        Very truly yours,

                        /s/  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.




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